OSHKOSH TRUCK CORPORATION

AMENDMENTS TO BYLAWS

Article VI of the Company’s Bylaws has been amended in its entirety to provide as follows:

"ARTICLE VI. SHARES AND THEIR TRANSFER

        6.01. Certificates for Shares. The corporation may issue any shares of the classes or series of capital stock of the corporation without certificates to the full extent that the Secretary or Assistant Secretary of the corporation determines that such issuance is appropriate and allowed by applicable law and rules of the New York Stock Exchange, any such determination to be conclusively evidenced by the delivery to the corporation’s transfer agent and registrar by the Secretary or Assistant Secretary of the corporation of an instrument referring to this bylaw and providing instructions of the Secretary or Assistant Secretary of the corporation to the transfer agent and registrar to issue any such shares without certificates in accordance with applicable law. In any event, the foregoing authorization does not affect shares already represented by certificates until the certificates are surrendered to the corporation. Certificates, if any, representing shares of the corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors. All certificates shall be signed by the Chief Executive Officer or the President or a Vice President and by the Secretary or an Assistant Secretary. All certificates shall be numbered consecutively or otherwise identified. The name and address of each person to whom a certificate is issued, together with the number of shares represented by the certificate and the date of its issue, shall be entered on the stock transfer books of the corporation. The name and address of each person to whom a share is issued without a certificate, together with the number of shares so issued and the date of their issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation shall be canceled. No new certificate for previously issued shares shall be issued until the outstanding certificate(s) for the same share shall have been surrendered and canceled, except as provided by Section 6.06.

        6.02. Facsimile Signatures and Seal. The seal of the corporation on any certificate for shares may be a facsimile. The signatures of the Chief Executive Officer or the President or Vice President and the Secretary or Assistant Secretary upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or a registrar, other than the corporation itself or an employee of the corporation.

        6.03. Signature by Former Officers. In case any officer, who has signed or whose facsimile signature has been placed upon any certificate for shares, shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

        6.04. Transfer of Shares. Prior to due presentment of a certificate for shares for registration of transfer, and prior to compliance with the customary procedures for transferring shares issued without a certificate, the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and power of an owner. Where a certificate for shares is presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that said endorsements are genuine and effective and in compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors. Where the corporation receives a request to register for transfer shares issued without a certificate, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) the party requesting the transfer has complied with customary procedures for transferring shares issued without a certificate and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty.

        6.05. Restrictions on Transfer. The face or reverse side of each certificate representing shares, or the written statement provided to shareholders for shares issued without a certificate, shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares.

        6.06. Lost, Destroyed or Stolen Certificates. Where the owner of a share represented by a certificate claims that his certificate has been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof, or the corporation shall enter the name and address of such owner on the stock transfer books of the corporation as a person to whom a share has been issued without a certificate, if the owner (a) so requests before the corporation has notice that such shares have been acquired by a bona fide purchaser, and (b) files with the corporation a sufficient indemnity bond, and (c) satisfied such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

        6.07. Consideration for Shares. The shares of the corporation may be issued for such consideration as shall be fixed from time to time by the Board of Directors, provided that any shares having a par value shall not be issued for a consideration less than the par value thereof. The consideration to be paid for shares may be paid in whole or in part, in money, on other property, tangible or intangible, or in labor or services actually performed for the corporation. When payment of the consideration for which shares are to be issued shall have been received by the corporation, such shares shall be deemed to be fully paid and nonassessable by the corporation. No certificate shall be issued for any share, and no entry on the stock transfer books of the corporation of a share to be issued without a certificate, until such share is fully paid.

        6.08. Stock Regulations. The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of shares of the corporation, whether or not represented by certificates.”

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